EXHIBIT 4.12

Memorandum of Agreement

Made and executed this 25th day of September 2017

Between:

Ms. Rachel Sacks Identity No. 295813
Dr. Moshe Eliash Identity No. 1940998
(both of them jointly and severally)
(hereinafter called – “the Landlord”)
of the one part;

And:

Sol Gel Technologies Ltd.
Corporate number 51-2544693
 (hereinafter called: “the Tenant”)
of the other part

(1)	By a tenancy agreement signed between the parties on October 10, 2007 (hereinafter: “the Tenancy Agreement”) the Tenant took a lease of the Premises (as defined in that Agreement);

(2)
Pursuant to the second addendum to the Tenancy Agreement dated March 30, 2016, and pursuant to a memorandum of agreement dated September 20, 2016, the Tenant leased additional areas on the sixth floor of the Building as defined in the Tenancy Agreement (hereinafter: “the Additional Areas”);

(3)
The Tenant wishes to install a stand-alone air conditioning system part of the Additional Areas and for that purpose has made openings in the roof of the building and is effecting alterations in the existing air conditioning system in the building including partially disconnecting the same;

(4)	In order to execute the installation of the stand-alone air conditioning system, the Tenant requires and has received the Landlord’s consent subject as hereinafter provided.

It is therefore declared and agreed between the parties as follows:

1.	The preamble to this agreement constitute an integral part thereof.

2.
The Tenant declares and warrants that it made the openings in the roof of the building during the course of executing the stand-alone air conditioning system in accordance with the instructions of the constructor of the building, S. Engel Engineers Ltd.

3.
The Tenant declares and warrants that it is executing and shall execute the modifications in the air-conditioning system of the building with the approval of Eshet Air-conditioning Ltd, which is the company that maintains the air-conditioning system of the building.

4.
The Tenant declares and warrants that it will submit to the Landlord, through the maintenance manager of the building, all the end-units that will be dismantled by it from the air-conditioning system of the building, as well as all the other recyclable parts of the system.

5.	The Tenant undertakes to complete the installation of the stand-alone air conditioning system within six months of the date of the execution of this Memorandum of Agreement.

6.
The Tenant undertakes to install and maintain the stand-alone air conditioning system that will be installed at its own expense and continue to keep the same in proper working condition throughout the duration of the term of the lease under the Tenancy Agreement. The Town further undertakes to exclusively bear all the operating expenses of the stand-alone air conditioning system that will be installed by it.

7.
The Tenant undertakes upon the termination of the term of the lease and its vacation of the Additional Areas and the Premises to deliver into the Landlord’s possession the stand-alone air conditioning system that will be installed by it without payment and in good and proper working condition.

8.
The Tenant will be exclusively responsible for indemnifying the Landlord and any third party for and in respect of any damage that will be caused to the building or its systems or to any other person in connection with the installation and operation of the stand-alone air conditioning system that will be installed by it.

9.	Subject to all of the Tenant’s undertakings herein contained, the Landlord’s consent is hereby granted to install the independent air-conditioning system by the Tenant in part of the Additional Areas.

10.	Subject to the terms of the Tenancy Agreement, nothing contained in the provisions hereof shall derogate from the terms of the Tenancy Agreement and the provisions of this Memorandum of Agreement.

In witness whereof the parties have set their hands on the date first above written

/s/ Moshe Eliash In the name of Ms. Rachel Sacks The Landlord	/s/ Sol Gel Technologies Ltd. The Tenant